Exhibit 99.1

Vaso Corporation Announces Termination of Business Combination Agreement with Achari Ventures Holdings Corp. I

PLAINVIEW, N.Y., September 18, 2024 — Vaso Corporation (“Vaso”) (OTCQX: VASO) today announced that it has provided notice to Achari Ventures Holdings Corp. I (“Achari”) to terminate the Business Combination Agreement with Achari. The Company will continue to seek opportunities to increase stockholder value, including through internal growth, new partnerships, and strategic investments with a concentration on medical and IT service companies.

About Vaso Corporation

Vaso Corporation is a diversified medical technology company operating in three business segments:

●	IT Segment provides network and IT services through two operating units: NetWolves Network Services, a managed network services provider with an extensive, proprietary service platform to a broad base of customers; and VHC-IT, a service provider for healthcare application solutions from various vendors as well as related services, including implementation, management and support.

●	Professional Sales Service Segment provides sales service of capital medical equipment through a wholly owned subsidiary VasoHealthcare, currently serving as the exclusive sales representative of GE HealthCare diagnostic imaging and ultrasound products and services in certain market segments in the USA.

●	Equipment Segment manages and coordinates the design, manufacture and sales of proprietary medical equipment and software, as well as operates the Company’s overseas assets including China-based subsidiaries.

Additional information is available on the Company’s website at www.vasocorporation.com.

Forward Looking Statements

Except for any historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this report, words such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “may”, “optimistic”, “plans”, “potential”, “looking forward”, and “intends” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions, including the possibility of a downturn in the US economy and the continued impact of the COVID-19 pandemic; the effect of the dramatic changes taking place in IT and healthcare; continuation of the GEHC agreement; the impact of competitive technology and products and their pricing; medical insurance reimbursement policies; manufacturing or supplier problems; unforeseen difficulties and delays in product development programs; the actions of regulatory authorities and third-party payers in the United States and overseas; and the risk factors reported from time to time in the Company’s SEC reports. The Company undertakes no obligation to update forward-looking statements as a result of future events or developments.

Investor Contact:

Michael J. Beecher
Investor Relations
Phone: 516-997-4600
Email: mbeecher@vasocorporation.com